SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                      INTERNATIONAL SHIPHOLDING CORPORATION
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                      INTERNATIONAL SHIPHOLDING CORPORATION
                                   17TH FLOOR
                                 POYDRAS CENTER
                               650 POYDRAS STREET
                          NEW ORLEANS, LOUISIANA 70130

                           ------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           ------------------------

TO COMMON STOCKHOLDERS OF INTERNATIONAL SHIPHOLDING CORPORATION:

      The annual meeting of stockholders of International Shipholding Corporation will be held in the Executive Board Room, 17th Floor, Poydras Center, 650 Poydras Street, New Orleans, Louisiana, on Wednesday, April 21, 1999 at 2:00 p.m., New Orleans time, for the following purposes:

      (i) to elect a board of eight directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

      (ii) to ratify the appointment of Arthur Andersen LLP, certified public accountants, as independent auditors for the Corporation for the fiscal year ending December 31, 1999; and

      (iii) to transact such other business as may properly come before the meeting or any adjournment thereof.

      Only common stockholders of record at the close of business on March 5, 1999, are entitled to notice of and to vote at the annual meeting.

      All stockholders are cordially invited to attend the meeting in person. However, if you are unable to attend in person and wish to have your stock voted, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Your proxy may be revoked by appropriate notice to the Secretary of International Shipholding Corporation at any time prior to the voting thereof.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                       GEORGE DENEGRE
                                         SECRETARY

New Orleans, Louisiana
March 16, 1999

                      INTERNATIONAL SHIPHOLDING CORPORATION
                                   17TH FLOOR
                                 POYDRAS CENTER
                               650 POYDRAS STREET
                             NEW ORLEANS, LOUISIANA

                           ------------------------

                                 PROXY STATEMENT

                           ------------------------

      This Proxy Statement is furnished to stockholders of International Shipholding Corporation (the "Corporation") in connection with the solicitation on behalf of the Board of Directors of proxies for use at the annual meeting of stockholders of the Corporation to be held on Wednesday, April 21, 1999, at 2:00 p.m., New Orleans time, in the Executive Board Room, 17th Floor, Poydras Center, 650 Poydras Street, New Orleans, Louisiana. The approximate date of mailing of this Proxy Statement and the enclosed form of proxy is March 16, 1999.

      Only holders of record of the Corporation's Common Stock at the close of business on March 5, 1999, are entitled to notice of and to vote at the meeting. On that date, the Corporation had outstanding 6,498,637 shares of Common Stock, each of which is entitled to one vote.

      The enclosed proxy may be revoked by the stockholder at any time prior to the exercise thereof by filing with the Secretary of the Corporation a written revocation or duly executed proxy bearing a later date. The proxy will be deemed revoked if the stockholder is present at the annual meeting and elects to vote in person.

      The cost of soliciting proxies in the enclosed form will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph; and banks, brokerage houses and other institutions, nominees, and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their expenses incurred in connection therewith.

                             PRINCIPAL STOCKHOLDERS

      The following persons were known by the Corporation to own beneficially more than five percent of its Common Stock (the only outstanding voting security of the Corporation) as of March 5, 1999, unless otherwise indicated. The information set forth below has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

                                                  AMOUNT AND
                                                  NATURE OF       PERCENT
                                                  BENEFICIAL        OF
           NAME AND ADDRESS                        OWNERSHIP       CLASS
           ----------------                      ------------     -------
Niels W. Johnsen (1)...........................     1,020,595 (2)   15.70%
   (Chairman of the Board of the Corporation)
   One Whitehall Street
   New York, New York 10004

T. Rowe Price Associates, Inc..................       904,362 (3)   13.92%
   100 E. Pratt Street
   Baltimore, Maryland 21202

Erik F. Johnsen (1)............................       855,260 (4)   13.16%
   (President and Director of the Corporation)
   650 Poydras Street, Suite 1700
   New Orleans, Louisiana  70130

Dimensional Fund Advisors Inc..................       483,029 (5)    7.43%
   1299 Ocean Avenue
   Santa Monica, California 90401

David L. Babson and Company Incorporated.......       474,750 (6)    7.31%
   One Memorial Drive
   Cambridge, Massachusetts 02142-1300

-------------
(1)   Niels W. Johnsen and Erik F. Johnsen are brothers.

(2) Includes 224,622 shares owned by a corporation of which Mr. Johnsen is a controlling shareholder.

(3) Based on information contained in Schedule 13G as of December 31, 1998. These securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 664,000 shares, representing 9.9% of the shares outstanding), for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. Sole voting power is held only with respect to 71,500 of the shares reported. Sole dispositive power is reported with respect to all 904,362 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) Includes 232,319 shares held as Agent and Attorney-in-Fact with full rights of voting, disposition, or otherwise for the benefit of Erik F. Johnsen's children and 8,875 shares owned by Mr. Johnsen's wife. Also includes 505,000 shares held by the Erik F. Johnsen Family Limited Partnership of which Mr. Johnsen is General Partner with sole voting and investment power.

(5) Based on information contained in Schedule 13G as of December 31, 1998. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager to certain other investment vehicles, including commingled group trusts. Dimensional possesses both voting and investment power over the securities. Dimensional disclaims beneficial ownership of such securities.

(6)   Based on information contained in Schedule 13G as of December 31, 1998.

      As of March 5, 1999, Niels W. Johnsen and Erik F. Johnsen were the beneficial owners of a total of 1,875,855 shares (28.86%) of the Corporation's Common Stock, and, to the extent they act together, they may be deemed to be in control of the Corporation.

                              ELECTION OF DIRECTORS

      The by-laws of the Corporation authorize the Board of Directors to fix the size of the Board. Pursuant thereto, the Board of Directors has fixed the number of directors at eight and proxies cannot be voted for a greater number of persons. Unless authority to vote for the election of directors is withheld, the persons named in the enclosed proxy will vote for the election of the eight nominees named below to serve until the next annual meeting and until their successors are duly elected and qualified. In the unanticipated event that any of the nominees cannot be a candidate at the annual meeting, the shares represented by the proxies will be voted in favor of such replacement nominees as may be designated by the Board of Directors.

      The following table sets forth certain information as of March 5, 1999, concerning the nominees, all of whom are now serving a one year term as a director, and all directors and executive officers as a group, including their beneficial ownership of shares of each class of equity securities of the Corporation as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, (i) each nominee has been engaged in the principal occupation shown for more than the past five years and
(ii) the shares of the Corporation's Common Stock shown as being beneficially owned are held with sole voting and investment power. Niels W. Johnsen, Erik F. Johnsen, Raymond V. O'Brien, and Harold S. Grehan, Jr. each first became a director of the Corporation in early 1979, when the Corporation was formed. Niels M. Johnsen and Edwin Lupberger became directors in 1988. Edward K. Trowbridge and Erik L. Johnsen became directors in 1994.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW.

    NAME, AGE, PRINCIPAL OCCUPATION AND                            SHARES OF COMMON STOCK       PERCENT
  DIRECTORSHIP IN OTHER PUBLIC CORPORATIONS                          BENEFICIALLY OWNED         OF CLASS
------------------------------------------------------------       ----------------------       --------
Niels W. Johnsen, 76 (1)(2) ................................                1,020,595 (10)         15.70%
    Chairman of the Board of the Corporation
Erik F. Johnsen, 73 (2)(3) .................................                  855,260 (11)         13.16%
    President of the Corporation
Niels M. Johnsen, 53 (2)(4) ................................                  277,153 (12)          4.26%
    Executive Vice President of the Corporation
Erik L. Johnsen, 41 (2)(5) .................................                   53,911 (13)           .83%
    Executive Vice President of the Corporation
Harold S. Grehan, Jr., 71 (6) ..............................                   92,250               1.42%
Edwin Lupberger, 62 (7) ....................................                    1,249                .02%
    President, Nesher Investments, LLC; formerly
    Chairman of the Board and Chief Executive Officer
    of Entergy Corporation; trustee, The Lupberger
    Foundation; Advisory Director, Bank One, New Orleans
Raymond V. O'Brien, Jr., 71 (8) ............................                    5,936                .09%
    Director, Emigrant Savings Bank, New York
Edward K. Trowbridge, 70 (9) ...............................                      625 (14)           .01%
All executive officers and directors as a group (11 persons)                2,047,207              31.50%

(1) Niels W. Johnsen has served as Chairman and Chief Executive Officer of the Corporation since its formation in 1979. He was one of the founders of Central Gulf Lines, Inc. ("Central Gulf"), one of the Corporation's principal subsidiaries, in 1947.

(2) Niels W. Johnsen and Erik F. Johnsen are brothers. Niels M. Johnsen is the son of Niels W. Johnsen. Erik L. Johnsen is the son of Erik F. Johnsen.

(3) Erik F. Johnsen has been President, Chief Operating Officer and a director of the Corporation since its formation in 1979. He was one of the founders of Central Gulf in 1947.

(4) Niels M. Johnsen joined Central Gulf in 1970 and held various positions before being named Vice President in 1986. In 1997, he was named Executive Vice President of the Corporation and Chairman and Chief Executive Officer of each of the Corporation's principal subsidiaries, except Waterman Steamship Corporation for which he serves as President.

(5) Erik L. Johnsen joined Central Gulf in 1979 and held various positions before being named Vice President in 1987. In 1997, he was named Executive Vice President of the Corporation and President and Chief Operating Officer of each of the Corporation's principal subsidiaries, except Waterman Steamship Corporation for which he serves as Executive Vice President.

(6) Mr. Grehan has served as a director of the Corporation from its formation in 1979. He also served as Vice President of the Corporation from its formation until his retirement at the end of 1997.

(7) Mr. Lupberger served as Chairman of the Board and Chief Executive Officer of Entergy Corporation from 1985 to 1998.

(8) Mr. O'Brien served as Chairman of the Board and Chief Executive Officer of the Emigrant Savings Bank from January of 1978 through December of 1992.

(9) Mr. Trowbridge served as Chairman of the Board and Chief Executive Officer of Atlantic Mutual Companies from July of 1988 through November of 1993. He served as President and Chief Operating Officer of the Atlantic Mutual Companies from 1985 until 1988.

(10) Includes 224,622 shares owned by a corporation of which Niels W. Johnsen is the controlling shareholder.

(11) Includes 232,319 shares held as Agent and Attorney-in-Fact with full rights of voting, disposition, or otherwise for the benefit of Erik F. Johnsen's children. Mr. Johnsen disclaims beneficial ownership of such shares. Also includes 8,875 shares owned by Erik F. Johnsen's wife and 505,000 shares held by the Erik F. Johnsen Limited Family Partnership of which Mr. Johnsen is General Partner.

(12) Includes 2,968 shares held in trust for Niels M. Johnsen's daughter of which he is a trustee. Also includes 224,622 shares owned by a corporation of which Mr. Johnsen is a Vice President and director. Includes 15,750 shares held by the Niels W. Johnsen Foundation of which Niels M. Johnsen is a director.

(13)  Includes 35,022 shares held by Erik F. Johnsen as Agent and
      Attorney-in-Fact for benefit of Erik L. Johnsen, referred to in footnote
      (11) above and 6,500 shares held in trust for Erik L. Johnsen's two sons of which he is a trustee.

(14)  Shares owned jointly with wife.

      During 1998, the Board of Directors of the Corporation held four meetings. Each non-officer director receives fees of $16,000 per year plus $1,000 for each meeting of the Board or a committee thereof attended.

      The Board of Directors has an audit committee on which Messrs. Lupberger, O'Brien and Trowbridge serve. The audit committee has general responsibility for meeting from time to time with representatives of the Corporation's independent auditors in order to obtain an assessment of the financial position and results of operations of the Corporation and reports to the Board with respect thereto. The audit committee met once in 1998.

      During 1997, the Board established a compensation committee to administer the Stock Incentive Plan on which Messrs. Lupberger, O'Brien and Trowbridge serve. The compensation committee met once during 1998.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

The following table sets forth for the fiscal years ended December 31, 1996, 1997 and 1998 the compensation paid by the Corporation with respect to the Chief Executive Officer and the four other most highly compensated executive officers whose annual salary and bonus exceeded an aggregate of $100,000 for fiscal year 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                  COMPENSATION          ALL OTHER
                                                                       ANNUAL COMPENSATION           AWARDS            COMPENSATION
                                                                    ----------------------------------------------------------------
                                                                                                   SECURITIES
                                                                                                   UNDERLYING
NAME AND PRINCIPAL POSITION                                         YEAR    SALARY    BONUS (1)     OPTIONS
                                                                    ----   --------   ---------   ------------
Niels W. Johnsen, Chairman                                          1998   $330,000   $  90,750   $          0      $          0
      of the Board of the Corporation ...........................   1997    330,000      24,750              0                 0
                                                                    1996    330,000           0              0            31,344 (2)

Erik F. Johnsen, President                                          1998    330,000      90,750              0            17,132 (3)
      of the Corporation ........................................   1997    330,000      24,750              0            17,132 (3)
                                                                    1996    330,000           0              0            17,132 (3)

Niels M. Johnsen, Executive Vice                                    1998    237,500      68,750        200,000             1,000 (4)
      President of the Corporation ..............................   1997    220,000      16,500              0             1,000 (4)
                                                                    1996    200,000           0              0               500 (4)

Erik L. Johnsen, Executive Vice                                     1998    189,583      55,000        200,000                 0
      President of the Corporation ..............................   1997    170,625      13,125              0                 0
                                                                    1996    145,000           0              0                 0

Gary L. Ferguson, Vice President                                    1998    143,833      40,700         75,000             1,000 (4)
      and Chief Financial Officer                                   1997    138,000      10,350              0             1,000 (4)
      of the Corporation ........................................   1996    125,000           0              0               500 (4)

-----------
(1) Represents cash bonuses earned with respect to services rendered during the year indicated, 50% of which is paid in the following year and 25% of which is paid in each of the next two years, if the officer remains employed.

(2) The Corporation has an agreement with Niels W. Johnsen whereby his estate will be paid approximately $822,000 upon his death. To fund this death benefit, the Corporation acquired a life insurance policy at a cost of $31,344 in 1996. In 1997, the Corporation chose to cancel this policy and received $55,156 as its cash surrender value in March of 1997. The Corporation has since reserved amounts sufficient to fund this death benefit.

(3) The Corporation has an agreement with Erik F. Johnsen whereby his estate will be paid approximately $626,000 upon his death. To fund this death benefit, the Corporation acquired a life insurance policy at a cost of $17,132 in 1998, 1997 and 1996.

(4) Consists of contributions made by the Corporation to its 401(k) plan on behalf of the employee.

STOCK INCENTIVE PLAN

      The Corporation has in effect a stock-based compensation plan, the Stock Incentive Plan (the "Plan"). The purpose of the Plan is to increase shareholder value and to advance the interest of the Corporation by furnishing a variety of economic incentives designed to attract, maintain, and motivate key employees and officers and to strengthen the mutuality of interests between such employees, officers, and the Corporation's shareholders. Incentives consist of opportunities to purchase or receive shares of common stock in the form of incentive stock options, non-qualified stock options, restricted stock, or other stock-based awards. The Plan is administered by the Compensation Committee of the Board of Directors of the Corporation or by a subcommittee thereof (the "Committee"). Under the Plan, the Corporation may grant incentives to its eligible Plan participants for up to 650,000 shares of common stock. No more than 500,000 shares of Common Stock may be granted through the Plan to a single participant in one calendar year. Key employees of the Company (including officers and directors who are also full-time employees of the Company) will be eligible to receive awards under the Plan when designated by the Committee.

         OPTIONS GRANTED DURING THE FISCAL YEAR ENDED DECEMBER 31, 1998

                                                  NUMBER OF    PERCENTAGE
                                                 SECURITIES     OF TOTAL                                                   GRANT
                                                 UNDERLYING     OPTIONS                                                    DATE
                                                  OPTIONS      GRANTED TO      EXERCISE OR BASE         EXPIRATION        PRESENT
                       NAME                     GRANTED (1)    EMPLOYEES      PRICE PER SHARE ($)         DATE         VALUE ($) (2)
--------------------------------------------    -----------    ----------     -------------------    --------------    -------------
Niels M. Johnsen ...........................        200,000         42.11%    $           17.1875    April 15, 2008    $   1,542,000

Erik L. Johnsen ............................        200,000         42.11%    $           17.1875    April 15, 2008    $   1,542,000

Gary L. Ferguson ...........................         75,000         15.79%    $           17.1875    April 15, 2008    $     578,250

(1)   All options became immediately exercisable on the date granted.

(2) The fair value of each of the 475,000 options granted during 1998 estiamted on the date of grant was $7.71 using the Black-Scholes option-pricing model assuming expected volatility of 12.22% and a risk-free rate of 5.89%.

        OPTIONS EXERCISED DURING THE FISCAL YEAR ENDED DECEMBER 31, 1998

                                                                NUMBER OF
                                                               UNEXERCISED            VALUE OF
                               NUMBER OF                        OPTIONS AT          UNEXERCISED
                                SHARES                       DECEMBER 31, 1998      IN-THE-MONEY
                               ACQUIRED        VALUE           EXERCISABLE/          OPTIONS AT
    NAME                      ON EXERCISE    REALIZED ($)     UNEXERCISABLE       DECEMBER 31, 1998
--------------------------    -----------    ------------    -----------------    -----------------
Niels M. Johnsen .........              0               0          200,000 / 0                    0

Erik L. Johnsen ..........              0               0          200,000 / 0                    0

Gary L. Ferguson .........              0               0           75,000 / 0                    0

PENSION PLAN

      The Corporation has in effect a defined benefit pension plan, in which all employees of the Corporation and its domestic subsidiaries who are not covered by union sponsored plans may participate after one year of service. Computation of benefits payable under the plan is based on years of service, up to thirty years, and the employee's highest sixty consecutive months of compensation, which is defined as a participant's base salary plus overtime, excluding incentive pay, bonuses or other extra compensation, in whatever form. The following table reflects the estimated annual retirement benefits (assuming payment in the form of a straight life annuity) an executive officer can expect to receive upon retirement at age 65 under the plan, assuming the years of service and compensation levels indicated below:

                                               YEARS OF SERVICE
                            ----------------------------------------------------
EARNINGS                      15             20             25        30 OR MORE
---------------------       -------       --------       --------     ----------
$100,000 ............       $21,527       $ 28,702       $ 35,878     $   43,053
$150,000 ............        33,902         45,202         56,503         67,803
$200,000 ............        46,277         61,702         77,128         92,553
$250,000 ............        58,652         78,202         97,753        117,303
$300,000 ............        71,027         94,702        118,378        142,053
$350,000 ............        83,402        111,202        139,003        166,803

This table does not reflect the fact that the benefit provided by the Retirement Plan's formula is subject to certain constraints under the Internal Revenue Code. For 1999, the maximum annual benefit generally is $130,000 under Code
Section 415. Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be taken into account in calculating benefits in 1999 is $160,000. These dollar limits are subject to cost of living increases in future years.

      Each of the individuals named in the Summary Compensation Table set forth above is a participant in the plan and, for purposes of the plan, was credited during 1998 with a salary of $160,000, except that Mr. Ferguson was credited with his actual salary. At December 31, 1998, such individuals had 51, 46, 28, 19 and 30 credited years of service, respectively, under the plan. The plan benefits shown in the above table are not subject to deduction or offset by Social Security benefits.

              BOARD OF DIRECTORS AND COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

      Decisions on cash compensation of the Corporation's executive officers for 1998 were made by the Board of Directors. The Compensation Committee of the Board, which is made up of four independent directors, administers the Corporation's Stock Incentive Plan and makes decisions on the grant of stock options. Set forth below is a report submitted by the Board and the Committee addressing the Corporation's executive compensation policies for 1998.

      The Corporation's executive compensation structure for 1998 was comprised of salaries, annual cash bonuses, and stock option grants. The salaries of Messrs. Niels W. and Erik F. Johnsen, Chairman of the Board and President, respectively, were set at $330,000 by the Board in 1990 and have not been increased. The Board delegates to Niels W. and Erik F. Johnsen the power to set the salaries of the other executive officers.

      The Board believes that a significant portion of executive compensation should be tied to corporate performance. The Board also believes that the efforts of individual officers and employees can have a direct impact on the ability of the Corporation to reduce and control general and administrative expenses. The Officers Bonus Plan for 1998 (the "1998 Plan") adopted by the Board was made up of two components, one based on the achievement of certain profit levels by the Corporation and the other based on reductions in the Corporation's administrative and general expenses. The 1998 Plan offered an opportunity for all officers to earn incentive cash bonuses of up to 30% of salary. An officer had an opportunity to earn a cash bonus of between 3.75% and 22.5% of salary if certain corporate profit targets were reached. An officer could earn a cash bonus of between 1.25% and 7.5% of salary if administrative and general expenses were reduced to certain levels. Based on the corporate profit earned and the reduction of expenses achieved in 1998, each executive officer earned a cash bonus equal to 27.5% of salary.

      In order to encourage the executive officers to remain employed by the Corporation, one-half of the bonus is paid in the year following that in which it is earned and the remaining portion is paid one-half in each of the next two years, if the officer remains employed by the Corporation on the date of payment. Future bonus payments are not forfeited, however, if employment terminates as the result of eligible retirement, death or curtailment of operations of the Corporation.

      In 1998, the Compensation Committee granted stock options to Niels M. Johnsen, Erik L. Johnsen and Gary L. Ferguson, reflecting the Committee's goal of strengthening the relationship between executive compensation and increases in the market price of the Common Stock, thereby better aligning the executive officers' financial interests with those of the Corporation's stockholders. The size of the option grant to each executive officer was tied to that officer's level of corporate responsibility. (The Committee also considered information furnished by executive compensation consultants regarding stock option practices among comparable companies.)

      Since each executive officer's annual compensation is substantially less than $1 million, the Board does not believe that any action is necessary in order to ensure that all executive compensation paid in cash will continue to be deductible by the Corporation under Section 162(m) of the Internal Revenue Code. In addition, stock options granted in accordance with the terms of the Stock Incentive Plan qualify as "performance-based" compensation and are excluded in calculating the $1 million limit on executive compensation.

       Submitted by the Board of Directors and the Compensation Committee

          Niels W. Johnsen               Erik F. Johnsen
          Niels M. Johnsen               Erik L. Johnsen
          Harold S. Grehan, Jr.          Laurance Eustis*
          Edwin Lupberger*               Raymond V. O'Brien, Jr.*
          Edward K. Trowbridge*

--------------
*Member of the Compensation Committee


                          BOARD OF DIRECTOR INTERLOCKS,
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS
                            AND CERTAIN TRANSACTIONS

      Decisions as to the cash compensation of the executive officers of the Corporation are made by the Board of Directors. Five of the eight members of the Board, Messrs. Niels W. Johnsen, Erik F. Johnsen, Niels M. Johnsen, Erik L. Johnsen and Harold S. Grehan, Jr. (retired), are or were executive officers of the Corporation and participated in decisions as to the 1998 Officer Bonus Plan. Decisions on salary increases for executive officers other than themselves were made by Niels W. Johnsen and Erik F. Johnsen. No executive officer of the Corporation served during the last fiscal year as a director, or member of the compensation committee, of another entity, one of whose executive officers served as a director of the Corporation.

      Furnished below is information regarding certain transactions in which officers and directors of the Corporation had an interest during 1998.

      A son of the President of the Corporation is a partner in the law firm of Jones, Walker, Waechter, Poitevent, Carrere and Denegre which has represented the Corporation since its inception. Fees paid to the firm for legal services rendered to the Corporation during 1998 were $1,102,000. The Corporation believes that these services are provided on terms at least as favorable to the Corporation as could be obtained from unaffiliated third parties.

PERFORMANCE GRAPH

      The following performance graph compares the performance of the Corporation's Common Stock to the S & P 500 Index and to an Industry Peer Group (which includes OMI Corporation, Overseas Shipholding Group, Stolt Tankers, Sea Containers Limited and Alexander and Baldwin) for the Corporation's last five fiscal years.


                    COMPARISON OF CUMULATIVE TOTAL RETURNS *
                  INT'L SHIPHOLDING CORP., S&P 500, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/98)

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                         1993           1994          1995           1996          1997           1998
                        -------        -------       -------        -------       -------       -------
ISH --o--               $100.00        $105.70       $142.03        $128.32       $121.36       $112.11
S & P 500 --o--         $100.00        $101.32       $139.40        $171.40       $228.59       $293.91
Peer Group --|X|--      $100.00        $ 96.67       $106.61        $109.40       $136.26       $ 96.77

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in ISH common stock, S&P 500, and Industry Peer Group.

* Cumulative total return assumes reinvestment of dividends.

            PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS

           The Corporation's 1998 financial statements were audited by Arthur Andersen LLP. The Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1999, and is submitting that appointment to its stockholders for ratification at the annual meeting. Arthur Andersen LLP has served as the Corporation's auditors since its inception in 1979. If the stockholders do not ratify the Board of Directors' appointment of Arthur Andersen LLP by the affirmative vote of at least a majority of the shares of Common Stock represented at the meeting in person or by proxy, the selection of independent auditors will be reconsidered by the Board.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                  OTHER MATTERS

QUORUM AND VOTING OF PROXIES

      The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum. If a quorum is present, the vote of a majority of the Common Stock present or represented will decide all questions properly brought before the meeting, except that directors will be elected by plurality vote.

      All proxies in the form enclosed received by the Board of Directors will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named above and in favor of the proposals specified above.

      Management has not received any notice that a stockholder desires to present any matter for action by stockholders at the annual meeting and does not know of any matters to be presented at the annual meeting other than the election of directors and the ratification of the selection of independent auditors. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

EFFECT OF ABSTENTION AND BROKER NON-VOTES

      Because directors are elected by plurality vote, abstentions and broker non-votes will not affect the election of directors. With respect to the proposal to ratify the selection of independent auditors and any other matter that is properly before the meeting, an abstention from voting on the proposal by a shareholder will have the same effect as a vote "against" the proposal, and a broker non-vote will be counted as "not present" with respect to the proposal and therefore will have no effect on the outcome of the vote with respect thereto.

STOCKHOLDER PROPOSALS

      Any stockholder who desires to present a proposal qualified for inclusion in the Corporation's proxy material relating to the 2000 annual meeting must forward the proposal to the Secretary of the Corporation at the address shown on the first page of this Proxy Statement in time to arrive at the Corporation prior to November 17, 1999. Proxies solicited on behalf of the Board of Directors for the 2000 annual meeting will confer discretionary authority to vote with respect to any other matter properly submitted by a stockholder for action at the 2000 annual meeting if the Corporation does not, on or before January 31, 2000, receive written notice, addressed to the Secretary of the Corporation at the address shown on the first page of this Proxy Statement, that the stockholder intends to do so.


                                              BY ORDER OF THE BOARD OF DIRECTORS




                                                        GEORGE DENEGRE
                                                           Secretary


New Orleans, Louisiana
March 16, 1999

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                     INTERNATIONAL SHIPHOLDING CORPORATION

                                 APRIL 21, 1999

A [X] Please mark your
      votes as in this
      example

                                  WITHHOLD AUTHORITY
                    FOR              TO VOTE FOR
                ALL NOMINEES          NOMINEES
               LISTED AT RIGHT     LISTED AT RIGHT
1. Election of      [  ]                [  ]         Nominees:  Niels W. Johnsen
   Directors                                                    Erik F. Johnsen
To withhold authority to vote for any individual                Niels M. Johnsen
nominee, strike a line through that nominee's name              Erik L. Johnsen
in the list at right.                                           Harold S. Grehan, Jr.
                                                                Raymond V. O'Brien, Jr.
                                                                Edwin Lupberger
                                                                Edward K. Trowbridge

2. Proposal to ratify the appointment of Arthur        FOR   AGAINST   ABSTAIN
   Andersen LLP, certified public accountants as       [ ]     [ ]       [ ]
   the independent auditors for the Corporation for the fiscal year ending December 31, 1999.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


SIGNATURE__________________________ DATE________

SIGNATURE__________________________ DATE________
          SIGNATURE IF HELD JOINTLY


NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.